Exhibit 10.1

Execution Version

PRA GROUP, INC.

(a Delaware corporation)

$300,000,000

3.50% Convertible Senior Notes due 2023

PURCHASE AGREEMENT

Dated: May 22, 2017

PRA GROUP, INC.

(a Delaware corporation)

$300,000,000

3.50% Convertible Senior Notes due 2023

PURCHASE AGREEMENT

May 22, 2017

Merrill Lynch, Pierce, Fenner & Smith

            Incorporated

SunTrust Robinson Humphrey, Inc.

as Representatives of the several Initial Purchasers

c/o	Merrill Lynch, Pierce, Fenner & Smith

  Incorporated

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

PRA Group, Inc., a Delaware corporation (the “Company”), confirms its agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), SunTrust Robinson Humphrey, Inc. (“SunTrust”) and each of the other Initial Purchasers named in Schedule A hereto (collectively, the “Initial Purchasers,” which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch and SunTrust are acting as representatives (in such capacity, the “Representatives”), with respect to (i) the sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $300,000,000 aggregate principal amount of the Company’s 3.50% Convertible Senior Notes due 2023 (the “Initial Securities”) and (ii) the grant by the Company to the Initial Purchasers, acting severally and not jointly, of the option to purchase all or any part of an additional $45,000,000 aggregate principal amount of its 3.50% Convertible Senior Notes due 2023 (the “Option Securities” and, together with the Initial Securities, the “Securities”) to cover overallotments. The Securities are to be issued pursuant to an indenture dated as of May 26, 2017 (the “Indenture”) between the Company and Regions Bank, as trustee (the “Trustee”).

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A

(“Rule 144A”) of the rules and regulations promulgated under the 1933 Act (the “1933 Act Regulations”) by the Securities and Exchange Commission (the “Commission”)).

The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated May 22, 2017 prior to the Applicable Time (as defined below) (the “Preliminary Offering Memorandum”) and has prepared and will deliver to each Initial Purchaser, within two business days of the date hereof, copies of a final offering memorandum dated May 22, 2017 (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers, in the case of the Preliminary Offering Memorandum prior to the Applicable Time, in connection with their solicitation of purchases of, or offering of, the Securities. The Company will prepare a final term sheet reflecting the final terms of the Securities, in the form set forth in Schedule B hereto (the “Final Term Sheet”), and will deliver such Final Term Sheet to the Initial Purchasers prior to the Applicable Time in connection with their solicitation of purchases of, or offering of, the Securities. The Company agrees that, unless it obtains the prior written consent of the Representatives, it will not make any offer relating to the Securities by any written materials other than the Offering Memorandum and the Issuer Written Information. “Issuer Written Information” means (i) any writing intended for general distribution to investors as evidenced by it being specified in Schedule C hereto, including the Final Term Sheet, and (ii) any “road show” that is a “written communication” within the meaning of the 1933 Act. “General Disclosure Package” means the Preliminary Offering Memorandum and any Issuer Written Information specified on Schedule C hereto and issued at or prior to 6:15 P.M., New York City time, on May 22, 2017 or such other time as agreed by the Company and the Representatives (such date and time, the “Applicable Time”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in the Offering Memorandum.

SECTION 1.    Representations and Warranties.

(a)    Representations and Warranties by the Company. The Company represents and warrants to each Initial Purchaser as of the date hereof, the Applicable Time, the Closing Time (as defined below) and any Date of Delivery (as defined below), and agrees with each Initial Purchaser, as follows:

(i)    General Disclosure Package; Rule 144A Eligibility. The Company hereby confirms that it has authorized the use of the General Disclosure Package, including the Preliminary Offering Memorandum and the Final Term Sheet, and the Final Offering Memorandum in connection with the offer and sale of the Securities by the Initial Purchasers. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

(ii)    No Registration Required; No General Solicitation. Subject to compliance by the Initial Purchasers with the representations and warranties of the Initial Purchasers and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement, the General Disclosure Package and the Final Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”). None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act Regulations.

(iii)    Accurate Disclosure. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any Issuer Written Information, when considered together with the General Disclosure Package, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Final Offering Memorandum, as of its date, at the Closing Time or at any Date of Delivery, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, when such documents incorporated by reference were filed with the Commission, when read together with the other information in the General Disclosure Package or the Final Offering Memorandum, as the case may be, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the General Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives expressly for use therein. For purposes of this Agreement, the only information so furnished shall be (i) the information in the last paragraph on the front cover page of the Offering Memorandum (i.e., the names of the Initial Purchasers), (ii) the information in the table located between the first and second paragraphs under the heading “Plan of Distribution” in the Offering Memorandum, (iii) the information in the second sentence of the first paragraph under the heading “Plan of Distribution—New Issue of Notes” in the Offering Memorandum and (iv) the information in the first paragraph under the heading “Plan of Distribution—Price Stabilization, Short Positions” in the Offering Memorandum (collectively, the “Initial Purchaser Information”).

(iv)    Incorporation of Documents by Reference. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum, when they became effective or at the time they were or hereafter are filed with the Commission, complied or will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”).

(v)    Independent Accountants. The accountants who have expressed their opinions with respect to certain of the consolidated financial statements included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum are independent registered public accounting firms as required by the 1933 Act and the 1934 Act.

(vi)    Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the General Disclosure Package and the Final Offering

Memorandum present fairly, in all material respects, the consolidated financial position of the Company, as of the dates indicated, and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby, all in conformity with U.S. generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein. The financial information set forth in the General Disclosure Package and the Final Offering Memorandum under “Summary Consolidated Historical Financial and Other Data of PRA Group, Inc.” presents fairly, in all material respects, on the basis stated in the General Disclosure Package and the Final Offering Memorandum, the information set forth therein.    Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Offering Memorandum under the 1933 Act or the 1933 Act Regulations. The interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package and the Final Offering Memorandum fairly presents the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(vii)    No Material Adverse Change in Business. Subsequent to the respective dates as of which information is given in the General Disclosure Package and the Final Offering Memorandum, and except as contemplated by the (i) General Disclosure Package, (ii) Final Offering Memorandum or (iii) the Amended and Restated Credit Agreement, dated May 5, 2017, by and among the Company, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, the Company and its subsidiaries, taken as a whole, have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business and there has not been any material adverse change in their condition (financial or otherwise) or results of operations (a “Material Adverse Effect”), any material adverse change in their business prospects or any material change in their capital stock, short-term debt or long-term debt.

(viii)    Good Standing of the Company and Subsidiaries. The Company and its subsidiaries have been duly organized or formed and are validly existing as corporations or limited liability companies in good standing under the laws of their respective places of incorporation or formation, as the case may be, with the corporate power and authority or the power and authority as a limited liability company, as applicable, to own their properties and conduct their business as described in the General Disclosure Package and the Final Offering Memorandum; the Company and each of its subsidiaries are duly qualified to do business as foreign corporations or foreign limited liability companies, as applicable, under the applicable law of, and are in good standing as such in, each jurisdiction in which they own or lease substantial properties, have an office, or in which substantial business is conducted and such qualification is required except in any such case where the failure to so qualify or be in good standing would not have a Material Adverse Effect upon the Company and its subsidiaries taken as a whole; and no proceeding of which the Company has knowledge has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The States of Colorado, Kansas, Nevada, Alabama, Tennessee, California, Illinois, the District of Columbia, New York, New Jersey and Texas and the Commonwealths of Pennsylvania and Virginia are the only jurisdictions in the United States in which the Company or any of its subsidiaries maintains an office or leases property.

(ix)    Capitalization of Subsidiaries. Except with respect to Itapeva Recuperacao de Creditors LTDA, RCB Planejamento Financeiro LTDA, RCB Portfolios LTDA and RCB Investimentos, the Company owns directly or indirectly 100 percent of the issued and outstanding ownership interests of each of its subsidiaries, free and clear of any claims, liens, encumbrances or security interests and all of such ownership interests have been duly authorized and validly issued and are fully paid.

(x)    Capitalization. The issued and outstanding shares of capital stock of the Company as set forth in the General Disclosure Package and the Final Offering Memorandum have been duly authorized and validly issued, and are fully paid and nonassessable; the shares of Common Stock initially issuable upon conversion of the Securities (assuming that conversions will be settled physically by a single holder thereof and that the maximum number of “make-whole” shares are added to the conversion rate of the Securities) have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture, will be duly and validly issued, fully paid and non-assessable, free of preemptive or similar rights and will conform in all material respects to the description of the Common Stock of the Company contained in the General Disclosure Package and the Final Offering Memorandum.

(xi)    Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xii)    Authorization and Enforceability of the Securities and the Indenture. The Securities to be sold by the Company have been duly authorized and, when issued, delivered and paid for pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture; the Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency (including laws relating to fraudulent transfer), reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, including principles of good faith, commercial reasonableness and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law); and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the General Disclosure Package and the Final Offering Memorandum and will be in substantially the form previously delivered to the Representatives.

(xiii)    Registration Rights. There are no holders of securities of the Company having rights to registration thereof or preemptive rights to purchase Common Stock.

(xiv)    Absence of Violations, Defaults and Conflicts. Neither the Company nor any subsidiary is (i) in violation of its organizational documents or (ii) in default under any consent decree, or in default with respect to any material provision of any lease, loan agreement, franchise, license, permit or other contract obligation to which it is a party; and, to the Company’s knowledge, there does not exist any state of facts which constitutes an event of default as defined in such documents or which, with notice or lapse of time or both, would constitute such an event of default, in each case, except in the case of clause (ii) for violations or defaults that neither singly nor in the aggregate would have a Material Adverse Effect. The execution and delivery by the Company of this Agreement and the Indenture, the performance by the Company of its obligations under this Agreement and the Indenture, the issuance of the Securities, and the conversion of the Securities in accordance with the Indenture have been duly authorized by all necessary corporate action and will not (i) violate any provision of the Company’s charter or bylaws or (ii) result, except as would not have a Material Adverse Effect, in a breach or violation of any of the terms and provisions of, or constitute a default or change of control under (A) any agreement, franchise, license, indenture, mortgage, deed of trust, or other instrument to which the

Company or any subsidiary is a party or by which the Company, any subsidiary or the property of any of them may be bound or affected, or (B) any statute, rule, regulation or order applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any subsidiary or any of their respective properties, or any order of any court, regulatory body, administrative agency or other governmental body entered in any proceeding to which the Company or any subsidiary was or is now a party or by which it is bound.

(xv)    Absence of Labor Dispute. None of the Company and its subsidiaries is involved in any labor dispute or, to the knowledge of the Company, is any such dispute threatened. The Company is not aware of any threatened or pending litigation between the Company and any of its executive officers and has not received notice from any of its executive officers that any such officer does not intend to remain in the employment of the Company.

(xvi)    Absence of Proceedings. There are no material legal or governmental proceedings pending, or to the Company’s knowledge, threatened to which the Company or any subsidiary is or may be a party or of which material property owned or leased by the Company or any subsidiary is or may be the subject, or related to environmental or discrimination matters that are not disclosed in the General Disclosure Package and the Final Offering Memorandum, or that question the validity of this Agreement or any action taken or to be taken pursuant hereto.

(xvii)    Absence of Further Requirements. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the Indenture, the issuance of the Securities, the conversion of the Securities in accordance with the Indenture or the consummation of the transactions contemplated herein or the Indenture, except such as have been obtained or as may be required under state securities or Blue Sky laws or the NASDAQ Global Select Market in connection with the purchase and distribution of the Securities by the Initial Purchasers.

(xviii)    Possession of Licenses and Permits. The Company and its subsidiaries possess certificates, authorizations, or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that, if determined adversely to the Company or its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(xix)    Title to Property. The Company and each of its subsidiaries have good and marketable title to all the properties and assets reflected as owned in the financial statements hereinabove described (or elsewhere in the General Disclosure Package and the Final Offering Memorandum), subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those, if any, reflected in such financial statements (or elsewhere in the General Disclosure Package and the Final Offering Memorandum) or that are not material to the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries hold their respective leased properties that are material to the Company and its subsidiaries taken as a whole under valid and binding leases.

(xx)    Possession of Intellectual Property. Except as disclosed in the General Disclosure Package and the Final Offering Memorandum, the Company together with its subsidiaries owns and possesses (or can acquire on reasonable terms) all right, title and interest in and to, or has duly licensed from third parties, all patents, patent rights, trade secrets, inventions, know-how, trademarks, trade names, copyrights, service marks and other proprietary rights

(collectively, “Intellectual Property”) material to the business of the Company and each of its subsidiaries taken as a whole as it is currently conducted. Neither the Company nor any of its subsidiaries has received any notice of infringement, misappropriation or conflict from any third party as to any Intellectual Property which has not been resolved or disposed of and neither the Company nor any of its subsidiaries has infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third parties, which infringement, misappropriation or conflict would have a Material Adverse Effect.

(xxi)    Environmental Laws. Except as described in the General Disclosure Package and the Final Offering Memorandum or would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxii)    Accounting Controls and Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act) and such controls and procedures are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure. The Company has utilized such controls and procedures (to the extent applicable) in preparing and evaluating the disclosures included in the General Disclosure Package and the Final Offering Memorandum. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) amounts reflected on the Company’s consolidated balance sheet for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the General Disclosure Package and the Final Offering Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xxiii)    Compliance with the Sarbanes-Oxley Act of 2002. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder.

(xxiv)     Payment of Taxes. Except as described in the General Disclosure Package and the Final Offering Memorandum, the Company has filed all necessary federal and state income and franchise tax returns that were required to be filed prior to the date hereof, after taking into account all applicable extensions obtained, and has paid all taxes shown as due thereon and there is no tax deficiency that has been, or to the knowledge of the Company might be, asserted against the Company or any of its properties or assets, in each case that would have a Material Adverse Effect.

(xxv)    Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions described in the General Disclosure Package and the Final Offering Memorandum. To the knowledge of the Company, all policies of insurance and fidelity or surety bonds insuring the Company, its subsidiaries and their respective businesses, assets, employees, officers and directors are in full force and effect; and the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects.

(xxvi)    Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Offering Memorandum will not be, and does not intend to conduct its business in a manner in which it would become, an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

(xxvii)    Absence of Manipulation. The Company has not taken and will not take during the offering period (including any time after the date of the Final Offering Memorandum during which the Initial Purchasers are deemed to be making a distribution of the Securities), directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the 1934 Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities. For the avoidance of doubt, any repurchase of the Company’s common stock pursuant to a publicly announced share repurchase plan shall not violate the foregoing provision.

(xxviii)    Foreign Corrupt Practices Act. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and, to the knowledge of the

Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA.

(xxix)    Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxx)    OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xxxi)    Statistical and Market-Related Data. Any statistical and market-related data included in the General Disclosure Package or the Final Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(xxxii)    Material Documents. There is no material document of a character required to be described in the General Disclosure Package and the Final Offering Memorandum or in a document filed under the 1934 Act (the “1934 Act Reports”) which is not described as required.

(xxxiii)    Compliance with Laws. The conduct of the business of the Company and each of its subsidiaries is in compliance in all respects with applicable federal, state, local and foreign laws and regulations, except where the failure to be in compliance would not have a Material Adverse Effect.

(xxxiv)    Prior Capital Stock Offerings. All offers and sales of the Company’s capital stock or membership interests of its subsidiaries prior to the date hereof were either (i) made pursuant to a registration statement filed by the Company with the Commission under the 1933 Act or (ii) at all relevant times exempt from the registration requirements of the 1933 Act and, in each case, all such offers and sales during the 12 months prior to the date hereof were duly registered with or the subject of an available exemption from the registration requirements of the applicable state and local securities or Blue Sky laws.

(xxxv)    Registration Statement. A registration statement pursuant to Section 12(b) of the 1934 Act to register the Common Stock thereunder has become effective pursuant to the 1934 Act, and the Common Stock is duly registered thereunder. The Common Stock of the Company is listed on the NASDAQ Global Select Market.

(xxxvi)    Related Party Transactions. No transaction has occurred between or among the Company and any of its officers or directors, stockholders or any affiliate or affiliates of any such officer or director or stockholder that is required to be described in and is not described in the General Disclosure Package and the Final Offering Memorandum or the 1934 Act Reports.

(xxxvii)    Audit Committee. The Company’s board of directors has validly appointed an audit committee whose composition satisfies the requirements of Rule 5605(c)(2) of the Rules of the NASDAQ Stock Market (the “NASDAQ Rules”), and the board of directors or the audit committee has adopted a charter that satisfies the requirements of Rule 5605(c)(1) of the NASDAQ Rules.

(xxxviii)    Accurate Disclosure. The statements set forth in the General Disclosure Package and the Final Offering Memorandum under the caption “Description of Notes” and “Description of Common Stock,” insofar as they purport to constitute a summary of the terms of the Securities, the Indenture and the Common Stock issuable upon conversion of the Securities, under the caption “Certain U.S. Federal Income Tax Considerations,” and under the caption “Plan of Distribution,” insofar as they purport to describe the provisions or provide summaries of the laws and documents referred to therein, fairly and accurately summarize the matters referred to therein in all material respects (based on the assumptions described therein).

(xxxix)    No Prior Common Stock Issuance. The Company has not sold or issued any shares of Common Stock during the six-month period preceding the date of the Final Offering Memorandum, including any sales pursuant to Regulation D of the 1933 Act, other than (i) shares issued pursuant to employee benefit plans, stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants, or (ii) as disclosed in the General Disclosure Package and the Final Offering Memorandum.

(xl)    Regulation T, U, X. None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the 1934 Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(xli)    Required Filings. The Company is subject to Section 13 or 15(d) of the 1934 Act and has filed all the material required to be filed pursuant to Section 13, 14 or 15(d) thereof and has filed in a timely manner all reports required to be filed thereunder during the 12 calendar months and any portion of a month immediately preceding the date hereof.

(xlii)    No Prior Securities Offering. Within the preceding six months, neither the Company nor any other person acting on behalf of the Company (provided that no representation is made as to the Initial Purchasers or any person acting on their behalf) has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Initial Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. Person (as defined in Rule 902 under the 1933 Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Representatives), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. Persons contemplated by this Agreement as transactions exempt from the registration provisions of the 1933 Act.

(b)    Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

SECTION 2.    Sale and Delivery to Initial Purchasers; Closing.

(a)    Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule A, the aggregate principal amount of Initial Securities set forth in Schedule A, plus any additional principal amount of Initial Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof, subject to such adjustments as the Representatives in their discretion shall make to ensure that any sales or purchases are in authorized denominations.

(b)    Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers to purchase, severally and not jointly, the Option Securities, at the price set forth in Schedule A. The option hereby granted may be exercised for 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering overallotments made in connection with the offering and distribution of the Initial Securities upon notice by the Representatives to the Company setting forth the amount of Option Securities as to which the several Initial Purchasers are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be earlier than two or later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Securities, each of the Initial Purchasers, acting severally and not jointly, will purchase that proportion of the total principal amount of Option Securities then being purchased which the principal amount of Initial Securities set forth in Schedule A opposite the name of such Initial Purchaser bears to the total principal amount of Initial Securities, subject in each case to such adjustments as the Representatives in their discretion shall make to ensure that any sales or purchases are in authorized denominations.

(c)    Payment. Payment of the purchase price for, and delivery of certificates or security entitlements for, the Initial Securities shall be made at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than 10 business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Initial Purchasers, payment of the purchase price for, and delivery of certificates or security entitlements for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Date of Delivery as specified in the notice from the Representatives to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the Initial Purchasers of certificates or security entitlements for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase. The Representatives, individually and not as representatives of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

SECTION 3.    Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

(a)    Delivery of Offering Memorandum. The Company has delivered to each Initial Purchaser, without charge, as many copies of the Preliminary Offering Memorandum (as amended or supplemented) thereto and documents incorporated by reference therein as such Initial Purchaser reasonably requested, and the Company hereby consents to the use of such copies. The Company will furnish to each Initial Purchaser, without charge, such number of copies of the Final Offering Memorandum thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

(b)    Notice and Effect of Material Events. If at any time prior to the completion of resales of the Securities by the Initial Purchasers, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Initial Purchasers or for the Company, to amend or supplement the General Disclosure Package or the Final Offering Memorandum in order that the General Disclosure Package or the Final Offering Memorandum, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, (A) the Company or the Representatives, as applicable, will promptly give the Representatives or the Company, as applicable, notice of such event and (B) the Company will promptly prepare any amendment or supplement as may be necessary to correct such statement or omission and, a reasonable amount of time prior to any proposed use or distribution, furnish the Representatives with copies of any such amendment or supplement; provided that the Company shall not use or distribute any such amendment or supplement to which the Representatives or counsel for the Initial Purchasers shall reasonably object. The Company will furnish to the Initial Purchasers such number of copies of such amendment or supplement as the Initial Purchasers may reasonably request.

(c)    Reporting Requirements. Until the completion of resales of the Securities by the Initial Purchasers, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations. The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Initial Purchasers shall reasonably object.

(d)    Blue Sky Qualifications. The Company will use its commercially reasonable efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may reasonably designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e)    Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the General Disclosure Package and the Final Offering Memorandum under “Use of Proceeds.”

(f)    DTCC. The Company will cooperate with the Initial Purchasers and use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of The Depository Trust & Clearing Corporation (“DTCC”).

(g)    Listing. The Company will use its commercially reasonable efforts to effect the listing of the Common Stock issuable upon conversion of the Securities on the NASDAQ Global Select Market.

(h)    Restriction on Sale of Securities. Other than as contemplated by this Agreement, during a period of 60 days from the date of the Final Offering Memorandum, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing (except for registration statements on Form S-8 relating to employee benefit plans) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) the issuance of shares of Common Stock upon conversion of the Securities, if applicable, or (C) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof or any grants under the Company’s equity or stock plans in accordance with the terms of such plans as described or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum. Notwithstanding the foregoing, the Company may also issue Common Stock or options, rights or warrants to purchase Common Stock in connection with an acquisition, merger or other business combination in an aggregate amount not to exceed the amount of Common Stock equal to 5% of the Common Stock issued and outstanding on the date hereof; provided that, the Company will cause each recipient of such securities to execute and deliver to the Representatives, prior to the issuance of any such securities, a lock-up agreement substantially in the form of Exhibit A hereto, which the Company agrees it will not waive or amend without the prior written consent of the Representatives.

SECTION 4.    Payment of Expenses.

(a)    Expenses. The Company will pay or cause to be paid all expenses incident to the performance of their obligations under this Agreement, including (i) preparation, issuance and delivery of the Securities to the Initial Purchasers and the Common Stock issuable upon conversion thereof and any charges of DTCC in connection therewith, (ii) the fees and disbursements of the Company’s counsel, accountants and other advisors, (iii) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including the reasonable and documented fees and disbursements of counsel for the Initial Purchasers, in an amount not to exceed $15,000, and all filing fees and connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (iv) the preparation, printing and delivery to the Initial Purchasers of copies of each Preliminary Offering Memorandum, any Issuer Written Information, the Final Term Sheet and the Final Offering Memorandum and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Initial Purchasers to investors, (v) all fees and expenses of the Trustee and any expenses of any transfer agent or registrar for the Securities or the Common Stock issuable upon conversion of the Securities, (vi) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged with the prior approval of the Company in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, (vii) the fees and expenses incurred in connection with the listing of the Common Stock issuable upon conversion of the Securities on the NASDAQ Global Select Market and (viii) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Initial Purchasers caused by a breach of the representation contained in the first sentence of Section 1(a)(iii). It is understood, however, that, except as provided in this Section 4 and Section 7, 8 and 10 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel and transfer taxes on resale of any of the Securities by them.

(b)    Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 10(a)(i) or (iii) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable and documented fees and disbursements of counsel for the Initial Purchasers.

SECTION 5.    Conditions of Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained herein or in certificates of any officer of the Company or any of its subsidiaries, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)    Opinion of Counsel for Company. At the Closing Time, the Representatives shall have received the opinion, dated the Closing Time, of Hunton & Williams LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Initial Purchasers. Such counsel may also state that insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(b)    Opinion of Counsel for Initial Purchasers. At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Latham & Watkins LLP, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers in form and substance satisfactory to the Representatives. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(c)    Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, which, in the judgment of the Representatives makes it impractical or inadvisable to proceed with the offering of the Securities contemplated hereby on the terms and in the manner contemplated in the General Disclosure Package, and the Representatives shall have received a certificate of the Chief Executive Officer, the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(d)    Comfort Letter.

(i)    At the time of the execution of this Agreement, the Representatives shall have received from KPMG LLP a letter, dated the date hereof, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in Independent Registered Public Accounting Firm’s “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Offering Memorandum.

(e)    Bring-down Comfort Letter.

(i)    At the Closing Time, the Representatives shall have received from KPMG LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d)(i) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(f)    Approval of Listing. At the Closing Time, the Common Stock issuable upon conversion of the Securities shall have been approved for listing on the NASDAQ Global Select Market, subject only to official notice of issuance.

(g)    Lock-up Agreements. At the date of this Agreement, the Representatives shall have received an agreement substantially in the form of Exhibit A hereto signed by the persons listed on Schedule D hereto.

(h)    Maintenance of Rating. Since the execution of this Agreement, there shall not have been any decrease in or withdrawal of the rating of any debt securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act) or any notice given of any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(i)    Conditions to Purchase of Option Securities. In the event that the Initial Purchasers exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company and any of its subsidiaries hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representatives shall have received:

(i)    Officers’ Certificate. A certificate, dated such Date of Delivery, of the Chief Executive Officer, the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.

(ii)    Opinion of Counsel for Company. If requested by the Representatives, the opinion of Hunton & Williams LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(a) hereof.

(iii)    Opinion of Counsel for Initial Purchasers. If requested by the Representatives, the favorable opinion of Latham & Watkins LLP, counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iv)    Bring-down Comfort Letter of KPMG LLP. If requested by the Representatives, a letter from KPMG LLP, in form and substance reasonably satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representatives pursuant to Section 5(d)(i) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

(j)    Additional Documents. At the Closing Time and at each Date of Delivery (if any), counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(k)    Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Initial Purchasers to purchase the relevant Option Securities, may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8, 9, 14, 15, 16 and 17 shall survive any such termination and remain in full force and effect.

(l)    Execution and Delivery of Indenture. The Indenture shall have been duly executed and the Indenture shall have been duly executed and delivered by each of the parties thereto.

(m)    No Default. There shall exist no event or condition that would constitute a “Default” or an “Event of Default” under the Indenture.

(n)    No Conversion Rate Adjustment. No event has occurred that would, if the Securities were outstanding, require an adjustment to the conversion rate of the Securities pursuant to the Indenture.

SECTION 6.    Subsequent Offers and Resales of the Securities.

(a)    Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(i)    Offers and Sales. Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum. Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions. The Company has not entered into any contractual arrangement, other than this Agreement, with respect to the distribution of the Securities or the Common Stock issuable upon conversion of the Securities, and the Company will not enter into any such arrangement except as contemplated hereby.

(ii)    No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act Regulations) will be used in the United States in connection with the offering or sale of the Securities.

(iii)    Legends. Each of the Securities will bear, to the extent applicable, the legend contained in “Notice to Investors” in the General Disclosure Package and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(iv)    Minimum Principal Amount. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount.

(b)    Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

(i)    Integration. The Company agrees that it will not and will cause its affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act Regulations, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to the Initial Purchasers, (ii) the resale of the offered Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(a)(2) thereof or by Rule 144A thereunder or otherwise.

(ii)    Rule 144A Information. The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A, while any of the offered Securities remain “restricted securities” (as such term is defined under Rule 144(a)(3)), it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

(iii)    Restriction on Repurchases. Until the expiration of one year after the original issuance of the offered Securities, the Company will not, and will cause its affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3)), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c)    Representations, Warranties and Agreements of the Initial Purchasers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act Regulations. Each Initial Purchaser understands that the offered Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act. Each Initial Purchaser severally represents and agrees that it has not offered or sold, and will not offer or sell, any offered Securities constituting part of its allotment within the United States except in accordance with Rule 144A or another applicable exemption from the registration requirements of the 1933 Act. Accordingly, neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States. Each Initial Purchaser will take reasonable steps to inform, and cause each of its affiliates (as such term is defined in Rule 501(b) under the 1933 Act Regulations (each, an “Affiliate”)) to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or Affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

SECTION 7.    Indemnification.

(a)    Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its Affiliates, its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact included in any Preliminary Offering Memorandum, the Final Offering Memorandum, the information contained in the Final Term Sheet, any Issuer Written Information or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities (or any amendment or supplement to the foregoing) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company;

(iii)    against any and all expense whatsoever, as incurred (including the reasonable and documented fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in any Preliminary Offering Memorandum, the Final Offering Memorandum or the information contained in the Final Term Sheet (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(b)    Indemnification of Company, Directors and Officers. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Preliminary Offering Memorandum, the Final Offering Memorandum or the information contained in the Final Term Sheet (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(c)    Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder except to the extent such indemnifying party is materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel (including local counsel) reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel (including local counsel) chosen by the indemnifying party to represent the indemnified party would present such counsel with an actual conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, or (iv) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel (including one local counsel for all indemnified parties taken as a whole in each jurisdiction reasonably required and, in the event of an actual conflict, one additional counsel in each relevant jurisdiction for the affected indemnified parties similarly situated taken as a whole) to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the fees and expenses of more than one separate counsel (in addition to one local counsel for all indemnified parties taken as a whole in each jurisdiction reasonably required and, in the event of an actual conflict, one additional counsel in each relevant jurisdiction for the affected indemnified parties similarly situated taken as a whole) in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, selected by the Representatives in the case of parties indemnified pursuant to Section 7(a) above, and selected by the Company in the case of parties indemnified pursuant to Section 7(b) above, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions). No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)    Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8.    Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Initial Purchasers, on the other hand, bear to the aggregate initial offering price of the Securities as set forth on the cover of the Final Offering Memorandum.

The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to the public were offered to the public exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the aggregate principal amount of Initial Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9.    Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of (x) any Initial Purchaser, its Affiliates or selling agents, or any person controlling any Initial Purchaser, or (y) the Company, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 10.    Termination of Agreement.

(a)    Termination. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, which, in the judgment of the Representatives makes it impractical or inadvisable to proceed with the offering of the Securities contemplated hereby on the terms and in the manner contemplated in the General Disclosure Package, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NASDAQ Global Select Market, or (iv) if trading generally on the NYSE MKT or the New York Stock Exchange or in the NASDAQ Stock Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (vi) if a banking moratorium has been declared by either United States federal or New York authorities.

(b)    Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8, 9, 14, 15, 16 and 17 shall survive such termination and remain in full force and effect.

SECTION 11.    Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at the Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers satisfactory to the Company, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth. If, during such 24-hour period, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 24 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase the Defaulted Securities on the terms herein set forth. If, however, neither the Representatives nor the Company is able to make arrangements for the purchase of all of the Defaulted Securities within such 48-hour period, then:

(i)    if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

(ii)    if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Initial Purchasers to purchase, and the Company to sell, the Option Securities to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company.

No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Initial Purchasers to purchase and the Company to sell the relevant Option Securities, as the case may be, either the (i) Representatives (or any non-defaulting Initial Purchaser if the Representatives are in default) or (ii) the Company shall have the right to postpone Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the General Disclosure Package or the Final Offering Memorandum or in any other documents or arrangements. As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 11.

SECTION 12.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to Merrill Lynch at One Bryant Park, New York, New York 10036, attention of Syndicate Department (facsimile: (646) 855-3073), with a copy to ECM Legal (facsimile: (212) 230-8730); notices to the Company shall be directed to it at its corporate headquarters, 120 Corporate Boulevard, Norfolk, Virginia 23503, attention Christopher D. Lagow, Senior Vice President and General Counsel (facsimile: (757) 554-0586).

SECTION 13.    No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of its subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company or any of its subsidiaries on other matters) and no Initial Purchaser has any obligation to the Company with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 14.    Parties. This Agreement shall each inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 15.    Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 16.    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL

BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 17.    Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 18.    TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by facsimile transmission or email of a .pdf attachment shall constitute valid and sufficient delivery thereof.

SECTION 20.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Initial Purchasers and the Company in accordance with its terms.

Very truly yours,

PRA GROUP, INC.

By	/s/ Peter M. Graham
Name:	Peter M. Graham
Title:	Executive Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Clemence Rasigni
Authorized Signatory

SUNTRUST ROBINSON HUMPHREY, INC.

By	/s/ Terence O’Mallery
Authorized Signatory

For themselves and as Representatives of the other Initial Purchasers named in Schedule A hereto.

SCHEDULE A

The initial offering price of the Securities shall be 100.00% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

The purchase price to be paid by the Initial Purchasers for the Securities shall be 97.4625% of the principal amount thereof.

The interest rate on the Securities shall be 3.50% per annum.

Name of Initial Purchaser	Principal Amount of Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$109,380,000
SunTrust Robinson Humphrey, Inc.	$65,040,000
Capital One Securities, Inc.	$50,250,000
Fifth Third Securities, Inc.	$29,550,000
MUFG Securities Americas Inc.	$23,640,000
DNB Markets, Inc.	$7,380,000
ING Financial Markets LLC	$7,380,000
Regions Securities LLC	$7,380,000
Total	$300,000,000

Sch A-1

SCHEDULE B

Final Term Sheet

See Attached.

Sch B - 1

PRICING TERM SHEET	CONFIDENTIAL
May 22, 2017

PRA Group, Inc.

Offering of

$300,000,000 Aggregate Principal Amount of

3.50% Convertible Senior Notes due 2023

The information in this pricing term sheet supplements PRA Group, Inc.’s preliminary offering memorandum, dated May 22, 2017 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Terms used, but not defined, in this pricing term sheet have the respective meanings set forth in the Preliminary Offering Memorandum. As used in this pricing term sheet, “we,” “our” and “us” refer to PRA Group, Inc. and not to its subsidiaries.

Issuer	PRA Group, Inc.

Ticker / Exchange for Common Stock	PRAA / The NASDAQ Global Select Market (“NASDAQ”).

Trade Date	May 23, 2017.

Settlement Date	May 26, 2017.

Notes	3.50% convertible senior notes due 2023 (the “Notes”).

Principal Amount	$300,000,000 (or, if the initial purchasers fully exercise their option to purchase additional Notes, $345,000,000) aggregate principal amount of Notes.

Offering Price	100% of the principal amount of the Notes.

Maturity	June 1, 2023, unless earlier repurchased, redeemed or converted.

Stated Interest Rate	3.50% per annum.

Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2017.

Record Dates	May 15 and November 15.

Last Reported Sale Price per Share of Common Stock on NASDAQ on May 22, 2017	$34.25.

Conversion Premium	35% above the Last Reported Sale Price per Share of Common Stock on NASDAQ on May 22, 2017.

Initial Conversion Price	Approximately $46.24 per share of our common stock.

Initial Conversion Rate	21.6275 shares of our common stock per $1,000 principal amount of Notes.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $291.6 million (or approximately $335.4 million if the initial purchasers fully exercise their option to purchase additional Notes), after deducting the initial purchasers’ discount and commissions and estimated offering expenses payable by us.

We intend to use approximately $45.0 million of the net proceeds from this offering to repurchase shares of our common stock concurrently with the pricing of this offering in privately negotiated transactions. We also intend to use a portion of the net proceeds from this offering to repay approximately $246.6 million in revolving borrowings outstanding under our New North American Credit Agreement. We may from time to time borrow additional amounts under our New North American Credit Agreement. We expect to use borrowings under our New North American Credit Agreement for portfolio acquisitions and/or business acquisitions, and for general corporate purposes, including organic growth, working capital and capital expenditures.

If the initial purchasers exercise their option to purchase additional Notes, then we intend to use the additional net proceeds for general corporate purposes, including to repay revolving borrowings outstanding under our New North American Credit Agreement.

See “Use of Proceeds” in the Preliminary Offering Memorandum.

Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated

SunTrust Robinson Humphrey, Inc.

Capital One Securities, Inc.

Co-Managers	Fifth Third Securities, Inc.
MUFG Securities Americas Inc.
DNB Markets, Inc.
ING Financial Markets LLC
Regions Securities LLC

CUSIP / ISIN Numbers	69354N AA4 / US69354NAA46.

Increase to Conversion Rate in Connection with a Make-Whole Fundamental Change	If the effective date of a make-whole fundamental change occurs prior to the maturity date and a holder elects to convert its Notes in connection with such make-whole fundamental change, then, subject to the provisions described in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change,” the conversion rate applicable to such conversion will be increased by a number of shares set forth in the table below corresponding (after interpolation as described in the Preliminary Offering Memorandum under such caption) to the effective date and the stock price of such make-whole fundamental change:

	Stock Price
Effective Date	$34.25	$40.00	$46.24	$60.11	$75.00	$90.00	$105.00	$120.00	$135.00	$150.00	$165.00
May 26, 2017	7.5695	5.9044	4.3821	2.5842	1.7047	1.2559	0.9915	0.8200	0.6951	0.5993	0.5230
June 1, 2018	7.5695	5.5668	3.9796	2.1585	1.3599	0.9781	0.7688	0.6359	0.5403	0.4672	0.4087
June 1, 2019	7.5695	5.1972	3.5156	1.6913	0.9613	0.6684	0.5251	0.4362	0.3725	0.3235	0.2839
June 1, 2020	7.5695	4.8174	2.9756	1.0590	0.4914	0.3310	0.2657	0.2242	0.1930	0.1683	0.1481
June 1, 2021	7.5695	4.5228	2.5087	—	—	—	—	—	—	—	—
June 1, 2022	7.5695	4.0023	1.9960	—	—	—	—	—	—	—	—
June 1, 2023	7.5695	3.3725	—	—	—	—	—	—	—	—	—

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•	if the stock price is greater than $165.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above, as described in the Preliminary Offering Memorandum under the caption “Description of

Notes—Conversion Rights—Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change”), no additional shares will be added to the conversion rate; and

•	If the stock price is less than $34.25 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above, as described in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change”), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed 29.1970 shares, subject to adjustment in the same manner as the conversion rate pursuant to the provisions described in clauses (1) through (5), inclusive, under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

* * *

The following replaces the disclosure in the Preliminary Offering Memorandum under the caption “Capitalization.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2017 on (i) an actual basis, (ii) on an as adjusted basis to give effect to borrowings under our New North American Credit Agreement and (iii) on a further adjusted basis to give effect to the completion of this offering, after deducting the initial purchasers’ discount and commissions and estimated offering expenses payable by us (assuming no exercise of the initial purchasers’ option to purchase additional Notes), including our use of (a) an amount estimated to be approximately $45.0 million of the net proceeds from this offering to repurchase shares of our common stock concurrently with the pricing of this offering in privately negotiated transactions and (b) an amount estimated to be approximately $246.6 million to repay revolving borrowings under our New North American Credit Agreement.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated in our Quarterly Report on Form 10-Q for the period ended March 31, 2017, which are each incorporated by reference in the Preliminary Offering Memorandum.

	As of March 31, 2017
	Actual	As Adjusted for Borrowings under New North American Credit Agreement	As Further Adjusted for Notes Offering
	(Unaudited, in thousands, except per share amounts)

Cash and cash equivalents	$82,110	$82,110	$82,110

Debt:
North American revolving credit	$643,004	$342,168	$95,531
Term loans	425,199	735,199	735,199
European revolving credit	382,359	382,359	382,359
3.00% convertible senior notes due 2020	287,500	287,500	287,500
Notes offered hereby[1]	—	—	300,000
Less: Debt discount and issuance costs	(29,375)	(29,375)	(29,375)

Total debt	1,708,687	1,717,851	1,771,214

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 2,000 authorized shares, no issued and outstanding	—	—	—
Common stock, par value $0.01 per share, 100,000 authorized, 46,439 shares issued and outstanding actual and as adjusted; 45,125 as further adjusted[2]	464	464	451
Additional paid-in capital[1]	66,293	66,293	21,306
Retained earnings	1,097,534	1,097,534	1,097,534
Accumulated other comprehensive loss	(233,476)	(233,476)	(233,476)

Total stockholders’ equity – PRA Group, Inc.	930,815	930,815	885,815
Noncontrolling interest	49,888	49,888	49,888

Total equity	980,703	980,703	935,703

Total capitalization	$2,689,390	$2,698,554	$2,706,916

1	Under U.S. GAAP, an entity must separately account for the debt component and the embedded conversion option of convertible debt instruments that may be settled entirely or partially in cash upon conversion, such as the Notes we are offering and the existing convertible notes, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. This does not affect the actual amount that we are required to repay, and the amount shown in the table above for the Notes is the aggregate principal amount of the Notes, without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in additional paid-in capital on our consolidated balance sheet.
2	The common stock shown in the table above excludes, as of March 31, 2017, 847,000 shares of our common stock to be issued upon vesting of outstanding restricted stock awards and awards issued under our long-term equity incentive plans. In addition, the common stock shown, as further adjusted, excludes the shares of common stock reserved for the issuance upon conversion of the existing convertible notes and the Notes we are offering. The common stock shown, as further adjusted, reflects the impact of repurchasing approximately $45.0 million of our common stock at $34.25 per share, which was the closing price of our common stock, as reported on The NASDAQ Global Select Market on May 22, 2017.

* * *

This communication is confidential and is intended for the sole use of the person to whom it is provided by the sender. The information in this pricing term sheet does not purport to be a complete description of the Notes or the offering.

The offer and sale of the Notes and any shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and the Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the Notes only to persons reasonably believed to be qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act. The Notes and any shares of common stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described in the Preliminary Offering Memorandum under the caption “Transfer Restrictions.”

You should rely only on the information contained or incorporated by reference in the Preliminary Offering Memorandum, as supplemented by this pricing term sheet, in making an investment decision with respect to the Notes.

Neither this pricing term sheet nor the Preliminary Offering Memorandum constitutes an offer to sell or a solicitation of an offer to buy any Notes in any jurisdiction where it is unlawful to do so, where the person making the offer is not qualified to do so or to any person who cannot legally be offered the Notes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE C

Issuer Written Information

Final Term Sheet in the form set forth on Schedule B

Sch C - 1

SCHEDULE D

List of Persons and Entities Subject to Lock-up

Directors:

Vikram A. Atal

John H. Fain

Steven D. Fredrickson

Penelope W. Kyle

James A. Nussle

Geir L. Olsen

David N. Roberts

Kevin P. Stevenson

Scott M. Tabakin

Lance L. Weaver

Executive Officers:

Peter M. Graham

Andrew Berardi

Christopher B. Graves

Christopher D. Lagow

Tikendra Patel

Steven C. Roberts

Martin Sjölund

Laura B. White

Sch D - 1

Exhibit A

FORM OF LOCK-UP TO BE DELIVERED PURSUANT TO SECTION 5(g)

●, 2017

Merrill Lynch, Pierce, Fenner & Smith

    Incorporated

SunTrust Robinson Humphrey, Inc.

as Representatives of the several

Initial Purchasers to be named in the

within-mentioned Purchase Agreement

c/o	Merrill Lynch, Pierce, Fenner & Smith

    Incorporated

One Bryant Park

New York, New York 10036

Re:	Proposed Public Offering by PRA Group, Inc.

Dear Sirs:

The undersigned understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and SunTrust Robinson Humphrey, Inc. (together, the “Representatives”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company providing for the offering (the “Offering”) of $300,000,000 aggregate principal amount of the Company’s Convertible Senior Notes due 2023 (the “Securities”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each initial purchaser to be named in the Purchase Agreement that, during the period beginning on the date of the Purchase Agreement and ending on the date that is 60 days from the date of the Purchase Agreement (the “Lock-up Period”), the undersigned will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives, provided that (1) the Representatives receive a signed lock-up agreement for the balance of the Lock-up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a

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disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)	as a bona fide gift or gifts; or

(ii)	to an immediate family member or any trust for the direct or indirect benefit of the undersigned or one or more members of the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)	as a distribution to limited partners or stockholders of the undersigned; or

(iv)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(v)	to any corporation, partnership or limited liability company, all of the shareholders, partners or members of which consist of the undersigned and/or one or more members of the immediate family of the undersigned; or

(vi)	by testate succession or intestate succession.

Notwithstanding the foregoing, the undersigned may (A) exercise any options or warrants to purchase Common Stock (including by cashless exercise to the extent permitted by the instruments representing such options or warrants); provided, however, that in any such case the shares of Common Stock issued upon exercise shall remain subject to this lock-up agreement, (B) enter into a trading plan meeting the requirements of Rule 10b5-1 of the Exchange Act, regarding Common Stock; provided, however, that no filing under Section 16 of the Exchange Act shall be required in connection with such plan and that sales under any such plan may not take place until after the expiration of the Lock-Up Period, or (C) transfer or sell shares of Common Stock to the Company for payment purposes in connection with the delivery of Common Stock pursuant to restricted stock granted to the undersigned.

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

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Very truly yours,

Signature:

Print Name:

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